EX-99.23.j

CONSENT OF INDEPENDENT AUDITORS

As independent public accountants, we hereby consent to the use of our report dated November 7, 2003 for Top Flight Fund (the “Fund”) and to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 to Rock Canyon Funds’ Registration Statement on Form N-1A (File No. 333-101319), including the references to our firm under the heading “Financial Highlights” in the Prospectus and the heading “Accountants” in the Statement of Additional Information of the Fund.

/s/McCurdy & Associates CPA’s, Inc.

McCurdy & Associates CPA’s, Inc.

Westlake, Ohio

January 28, 2004